Exhibit 99.1

February 23, 2012

Walter P. Havenstein

1710 SAIC Dr.

McLean, VA 22102

Dear Walt:

This letter memorializes the terms of your retirement from SAIC, Inc. and Science Applications International Corporation (collectively, the “Company”).

1.	Retirement. You will retire from your position with the Company, without any further action required by you or the Company, effective at the close of business on February 29, 2012 (the “Retirement Date”). Upon your retirement as an employee, you will also resign as a director of the Company.

2.	Compensation. Subject to compliance with this agreement and as specified below, you will receive the following compensation from the date of this agreement through the Retirement Date:

a.	Salary and Benefits. You will continue to be paid your normal salary in accordance with the Company’s regular salary payment practices and participate in the Company’s employee benefit and welfare plans through the Retirement Date. After the Retirement Date, you will not be entitled to any other future payments or benefits not provided for in this agreement, unless the payment or benefit is provided for through your participation in an established SAIC-sponsored plan or program. In addition, unless otherwise provided for in the plan, your participation in all SAIC-sponsored benefit plans or programs will end on the Retirement Date, except for your right to elect continuation coverage of insurance benefits to the extent required by law.

b.	Lump-Sum Payment. In consideration of the covenants and the release and waiver of claims provided for in this agreement, and subject to your continued employment through the Retirement Date, on the Retirement Date (or the next succeeding regular pay date), you will receive a lump sum payment equal to your current annual base salary prorated from the Retirement Date through January 31, 2013, less applicable withholdings.

c.	Cash Incentive Payments. You will be eligible to earn a short-term cash incentive payment under the Company’s short-term incentive program for the fiscal year ending January 31, 2012, based on the achievement of the pre-established performance criteria for such program and subject to the terms and conditions of such program. In addition, you will be eligible to earn a short-term cash incentive payment under the Company’s short-term incentive program for the fiscal year ending January 31, 2013, prorated based on the length of your service during that fiscal year and based the achievement of the pre-established performance criteria for such program. These cash incentive awards will paid, if and to the extent earned, at the normal payout dates following the end of each applicable fiscal year.

d.	Performance Shares. You will be eligible to receive payment of your performance shares under the Company’s performance share award program for the three-year performance period ending January 31, 2012, based on the achievement of the pre-established performance criteria for such program and subject to the other terms and conditions of such program. Performance shares will be issued, if and to the extent earned, at the normal payout date following the end of the fiscal year.

e.	Future Equity Grants. You will not receive any future equity awards from the Company following the date of this agreement.

f.	Unvested Equity as of the Retirement Date. Subject to your continued employment through the Retirement Date, the vesting of the remaining unvested portion of the restricted stock awards and stock option awards granted to you on September 21, 2009 as an inducement to join the Company will be accelerated to the Retirement Date (the “Accelerated Equity”). All other terms of such awards, including the terms of notice of award, the award agreement and the applicable plan and any deferral elections with respect to shares of restricted stock, will continue in full force and effect. All other equity or equity-based awards granted to you, including, for the avoidance of doubt, the performance share award granted to you on April 2, 2010 with respect to 97,222 target shares and the performance share award granted to you on April 1, 2011 with respect to 103,427 target shares, that are scheduled to vest after the Retirement Date will be forfeited. Your options will remain exercisable for 90 days following the Retirement Date in accordance with the provisions of your option agreements. You acknowledge that you would not otherwise be entitled to the Accelerated Equity, but the parties have agreed to the Accelerated Equity as consideration for your compliance with the terms, provisions and conditions described in this agreement.

3.	Tax Matters. This agreement and the payments hereunder are intended to either be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or comply with the provisions of Section 409A that are applicable to non-qualified deferred compensation plans so as to avoid the imputation of any tax, penalty or interest under Section 409A. This agreement and the payments hereunder shall be construed and interpreted consistent with that intent. You acknowledge and agree that you are responsible for all federal, state, and local income or earnings taxes (including any taxes imposed under Section 409A) and your portion of any employment taxes due on payments made under this agreement and arising under each of the Company’s plans and programs, and that all such payments are subject to the Company’s rights to deduct and withhold such amounts required to be withheld under applicable law.

4.	Confidentiality; Non-Disparagement; Recoupment; Non-Solicitation; Non-Competition.

a.	Confidentiality. You agree that you will not use or disclose any proprietary, confidential or trade secret information of the Company and reaffirm that the Intellectual Property Agreement, dated June 21, 2009, between you and the Company will remain in effect in accordance with its terms.

b.	Non-Disparagement. You agree not to make any statements, oral or written, that reasonably may be interpreted to disparage the Company’s directors, officers, employees, technology, products or services; provided that the foregoing will not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.

c.	Recoupment and Non-Solicitation. You reaffirm that the Recoupment Policy and Non-Solicitation Acknowledgment Agreement between you and Company is enforceable and will remain in effect in accordance with its terms.

d.	Covenant Not to Compete. In consideration for the covenants made by the Company in this agreement, and in view of your access to and knowledge of the Company’s trade secrets, proprietary information and confidential business strategy, you agree that, from the date of this agreement through March 31, 2013, you will not (i) engage in or accept employment by any business in competition with the Company in the United States, or (ii) render services or act on behalf of any entity which provides the same or competitive products or services as the Company provides in the United States, or (iii) solicit any customer or teammate of the Company for purposes of providing products or services in competition with the Company; provided, however, that exceptions to this covenant not to compete may be given in writing by the Company’s Executive Vice President for Human Resources.

5.	Waiver and Release

a.	You hereby waive, release and forever discharge the Company, its officers, directors, stockholders, agents, subsidiaries, affiliates, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that you have or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this agreement, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between you and the Company and the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act. You expressly agree that the Company has not committed a violation of the Family and Medical Leave Act (FMLA) in connection with your employment by the Company, or the termination of that employment, and that you therefore do not possess and have not asserted any FMLA claim against the Company in connection with your employment, or the termination of that employment. On your Retirement Date, if requested by the Company, you hereby agree to execute an additional waiver and release covering the period from the date of execution of this agreement through and including the Retirement Date. Any such additional waiver and release will contain substantially the same provisions as this Section 5.

b.	You agree that you will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Agreement, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between you and the Company and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act.

c.	The releases and waivers in this Section 5 do not cover, and shall not be construed to cover: (1) any matter that cannot be released or waived as a matter of applicable law, (2) your rights to receive the benefits specifically provided for in this agreement and (3) any rights to indemnification or liability insurance coverage.

6.	This agreement is a legal document with legal consequences and the Company wants to be certain that you fully understand the legal effect of signing it. You, therefore, make the following assurances to the Company:

a.	You have read and understand the terms of this agreement, including the complete release of claims set forth herein.

b.	You have been allowed 21 days after receiving this agreement during which to study and consider this agreement and to consult with your lawyer, accountant, spouse, or anyone else whose advice you value before signing it, and you have chosen to enter into this Agreement knowingly and voluntarily.

c.	You acknowledge that the Company has advised you to consult with your lawyer before entering into this agreement and you have received all the advice you deem necessary concerning this agreement.

d.	You acknowledge that you understand that you may revoke this agreement within 7 days after signing it by notifying the Company’s Executive Vice President – Human Resources in writing of your wish to revoke the agreement. You also acknowledge that this agreement does not take effect until seven days after it was signed.

Thank you for your contributions to the Company and best wishes for your retirement. If you have any questions or would like to discuss any item outlined above please feel free to contact me directly.

Very truly yours,

SAIC, INC.
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ Vincent A. Maffeo
Vincent A. Maffeo,
Executive Vice President and General Counsel

Accepted and Agreed:

/s/ Walter P. Havenstein
Walter P. Havenstein

Date: February 23, 2012